Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

June 28, 2018 and the Prospectus dated December 22, 2017

Registration No. 333-222241-213

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$400,000,000 Senior Secured Floating Rate Notes due 2024 (the “Floating Rate Notes”)

$1,100,000,000 4.500% Senior Secured Notes due 2024 (the “Fixed Rate Notes”)

June 28, 2018

Pricing Term Sheet dated June 28, 2018

to the

Preliminary Prospectus Supplement dated June 28, 2018

(the “Preliminary Prospectus Supplement”)

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the Floating Rate Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$400,000,000

Title of Securities:	Senior Secured Floating Rate Notes due 2024

Final Maturity Date:	February 1, 2024

Issue Price:	100.000%, plus accrued and unpaid interest, if any, from July 3, 2018

Initial Interest Rate:	LIBOR on June 29, 2018 plus 165 basis points

Index Maturity:	Three months

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This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Spread to LIBOR:	165 basis points

Interest Payment Dates:	February 1, May 1, August 1 and November 1

Record Dates:	January 15, April 15, July 15 and October 15

First Interest Payment Date:	November 1, 2018

CUSIP Number:	161175 BP8

ISIN Number:	US161175BP82

Optional Redemption:	The Floating Rate Notes are not redeemable prior to January 1, 2024. On or after January 1, 2024, the Issuers may redeem the Floating Rate Notes, in whole or in part, at the Issuers’ option, on at least 15 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such Floating Rate Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of Floating Rate Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to the Fixed Rate Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,100,000,000

Title of Securities:	4.500% Senior Secured Notes due 2024

Final Maturity Date:	February 1, 2024

Issue Price:	99.893%, plus accrued and unpaid interest, if any, from July 3, 2018

Coupon:	4.500%

Benchmark Treasury:	2.750% due May 31, 2023

Spread to Benchmark Treasury:	180 basis points

Benchmark Treasury Price and Yield:	100-04 1⁄4; 2.721%

Yield to Maturity:	4.521%

Interest Payment Dates:	February 1 and August 1

Record Dates:	January 15 and July 15

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

First Interest Payment Date:	February 1, 2019

CUSIP Number:	161175 BQ6

ISIN Number:	US161175BQ65

Optional Redemption:

Prior to the Par Call Date (as defined below) with respect to the Fixed Rate Notes, the Fixed Rate Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 15 days’ but not more than 30 days’ prior notice to each Holder of the Fixed Rate Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the Fixed Rate Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Fixed Rate Note the greater of (A) 1.0% of the principal amount of such Fixed Rate Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Fixed Rate Note on the Par Call Date, plus (ii) all required interest payments due on such Fixed Rate Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 30 basis points; over

(b) the outstanding principal amount of such Fixed Rate Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means January 1, 2024.

On or after the Par Call Date, the Issuers may redeem the Fixed Rate Notes, in whole or in part, at the Issuers’ option, on at least 15 days’, but not more than 30 days’, prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such Fixed Rate Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the Fixed Rate Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the proceeds of this offering for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. or common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc.

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

LionTree Advisors LLC

Great Pacific Securities

Mischler Financial Group, Inc.

R. Seelaus & Co., Inc.

The Williams Capital Group, L.P.

Trade Date:	June 28, 2018

Settlement Date:

July 3, 2018 (T+3)

We expect that delivery of the Notes will be made to investors on or about July 3, 2018, which will be the third business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder on the date hereof or on the next two succeeding business days should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-222241)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Telephone: (800) 831-9146; E-mail: prospectus@citi.com, or by contacting Morgan Stanley & Co. LLC, Attention: Investment Banking Division, 1585 Broadway, 29th Floor, New York, NY 10036; Telephone: (866) 718-1649; Facsimile: (212) 507-8999.

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